Exhibit 99.1
ATLAS PIPELINE PARTNERS, L.P. — REPORTS RECORD FOURTH QUARTER 2005 RESULTS
Philadelphia, PA, March 1, 2006 — Atlas Pipeline Partners, L.P. (NYSE: APL — the “Partnership”) today reported record earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, of $21.3 million for the fourth quarter 2005 compared with $14.5 million for the prior year fourth quarter, an increase of $6.8 million or 47%. Net income for the fourth quarter 2005 was $10.9 million, or $0.70 per limited partner unit, compared with $11.1 million for the fourth quarter 2004, or $1.35 per limited partner unit. Net income and EBITDA for the fourth quarter 2004 included a $4.4 million non-recurring gain on an arbitration settlement. The period over period increase in EBITDA was principally related to contributions from the acquisitions of a 75% interest in NOARK Pipeline System, Limited Partnership (“NOARK”) in October 2005 and ETC Oklahoma Pipeline, Ltd. (“Elk City”) in April 2005 and continued growth in the Partnership’s Appalachian operations, partially offset by the absence in the current quarter of the gain recognized on the arbitration settlement.
Excluding the net gain on arbitration settlement and solely for purposes of comparing the fourth quarter 2005 to the fourth quarter 2004, the Partnership’s distributable cash flow, a non-GAAP measure, of $17.5 million for the fourth quarter 2005 would have represented an increase of $8.6 million, or 97%, compared with adjusted distributable cash flow of $8.9 million for the fourth quarter 2004. A schedule is provided at the end of this release to reconcile net income to adjusted distributable cash flow.
On January 9, 2006, the Partnership declared a record quarterly cash distribution for the fourth quarter 2005 of $0.83 per limited partner unit, paid February 14, 2006 to unitholders of record as of February 7, 2006. Distributions declared for the year ended December 31, 2005 of $3.16 per limited partner unit represent an 18% increase compared with distributions declared per limited partner unit for the year ended December 31, 2004.
“Our record fourth quarter results demonstrate the continued execution of our growth strategies and the commendable performance of our assets,” said Edward E. Cohen, Chairman and Chief Executive Officer of the Partnership’s general partner. “Our Mid-Continent operations achieved significant growth quarter over quarter due to a substantial contribution from the NOARK system from its date of acquisition and favorable increases in volumes and processing margins at our Elk City system. We expect that our interest in the NOARK system will continue to add meaningfully to our results and provide us with additional expansion opportunities to fuel our growth in the region. Our Appalachia system continues to generate strong returns due to its strategic market position. The sustained growth of our cash flow and prospects for future expansion reinforces our decision to increase our quarterly distribution to $0.83 per limited partner unit, representing a 15% increase over the prior year fourth quarter and our seventh consecutive distribution increase. We believe this increase exhibits the strength of our assets and epitomizes our objective to maximize unitholder value.”
On December 20, 2005, the Partnership issued $250.0 million of 10 year, 8.125% senior unsecured notes in a private placement for net proceeds of approximately $243.1 million, after underwriting and other transaction costs. The Partnership utilized the net proceeds principally to repay indebtedness under its credit facility.
On November 28, 2005, the Partnership sold 2,700,000 limited partner units in a public offering for gross proceeds of $113.4 million. In addition, pursuant to an option granted to the underwriters of the offering, the Partnership sold 330,000 limited partner units on December 27, 2005 for gross proceeds of $13.9 million, or aggregate total gross proceeds of $127.3 million. The units were issued under the Partnership’s previously filed Form S-3 shelf registration statement. The sale of the units resulted in net proceeds of approximately $121.0 million, after underwriting commissions and other transaction costs. The Partnership primarily utilized the net proceeds from the sale of the units to repay a portion of the amounts due under its credit facility.
On October 31, 2005, the Partnership acquired all of the outstanding equity interests in a subsidiary of OGE Energy Corp., which owns a 75% operating interest in NOARK. NOARK’s assets include a FERC-regulated interstate pipeline and an unregulated natural gas gathering system. Total consideration of $179.8 million, including $16.8 million for working capital adjustments and other related transaction costs, was funded through borrowings under the Partnership’s amended credit facility. The remaining 25% interest in NOARK is owned by Southwestern Energy Pipeline Company (“Southwestern”), a wholly-owned subsidiary of Southwestern Energy Company (NYSE: SWN).

Segment Analysis
Mid-Continent
The Mid-Continent segment, which was initiated upon the acquisition of the Velma system assets in July 2004 and expanded with the acquisitions of the Elk City system assets and the 75% interest in NOARK, recognized total revenue of $128.3 million for the fourth quarter 2005, an increase of $86.2 million from the fourth quarter 2004. This increase principally reflects the contributions from the acquisitions of the 75% interest in NOARK and the Elk City system, higher volumes at the Velma system and an increase in commodity prices. Velma’s gross natural gas gathered volume averaged 61.1 million cubic feet per day (“MMcfd”) for the fourth quarter 2005, an increase of 6.8% from the prior year’s comparable quarter. The Velma system connected 10 new wells to its gas gathering system for the fourth quarter 2005; overall, 63 new wells were connected to the Velma system for the year ended December 31, 2005 compared with 66 new wells connected from its date of acquisition to December 31, 2004. For the Elk City system, gross natural gas gathered volume averaged 266.3 MMcfd, and 16 new wells were connected to the system for the fourth quarter 2005, or 42 new wells since its date of acquisition. For the NOARK system, average throughput volume was 255.8 MMcfd from October 31, 2005, its date of acquisition, to December 31, 2005.
The segmented Mid-Continent results include the consolidated financial statements of NOARK. Minority interest in NOARK represents Southwestern’s 25% ownership interest in the net income of NOARK and is classified within costs and expenses within the consolidated statements of income.
Appalachia
Total revenue for the Appalachia system increased to $8.0 million for the fourth quarter 2005, a 45% increase from $5.5 million for the fourth quarter 2004. For the fourth quarter 2005, Appalachia segment profit was $5.6 million, or 33% of total segment operating profit for the period, compared with $3.8 million, or 45% of total segment operating profit for the prior year fourth quarter. Average transportation rate per thousand cubic feet (“mcf”) rose to $1.53 for the fourth quarter 2005 from $1.08 for the prior year fourth quarter due mainly to the rise in natural gas prices. Throughput volume increased to 56.4 MMcfd for the fourth quarter 2005 compared with 55.1 MMcfd for the fourth quarter 2004. The Partnership has recently completed two major transmission line connections and is in the process of completing a third connection that will result in substantial additional natural gas volume to be transported through its Appalachia system. The Partnership estimates that there are approximately 270 wells that were awaiting completion of these expansion projects. During the fourth quarter 2005, 91 new wells were connected to the gathering system. Overall, 451 new wells were connected to the system for the year ended December 31, 2005 compared with 352 wells connected for the prior year.
Corporate and Other
General and administrative expenses, including amounts reimbursed to affiliates, increased $2.7 million to $4.5 million for the fourth quarter 2005 from $1.8 million for the fourth quarter 2004. This increase was primarily related to general and administrative expenses associated with the operations of the acquired assets in the Mid-Continent region and a $1.5 million increase in non-cash compensation expense related to vesting of incentive awards. Depreciation and amortization increased $3.1 million to $5.5 million for the fourth quarter 2005 due principally to the depreciation and amortization of the assets acquired.
Interest expense increased to $5.7 million for the fourth quarter 2005, an increase of $4.6 million from the prior year fourth quarter. This increase was primarily related to interest associated with the borrowings under the credit facility used to finance the acquired assets. At December 31, 2005, there was $9.5 million of outstanding borrowings under the credit facility as the majority of the borrowings associated with the acquired assets were repaid with the net proceeds from the Partnership’s November 2005 equity offering and December 2005 issuance of $250.0 million of senior unsecured notes.
Interested parties are invited to access the live webcast of an investor call with management regarding our fourth quarter and yearend results on Thursday morning, March 2, 2006 at 8:30 am EDT by going to the home page of the Partnership’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 11:00 am EDT on Thursday, March 2, 2006 until 11:59 pm on Friday, March 31, 2006. To access the replay, dial 1-888-286-8010 and enter conference code 59398584.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, the Partnership owns and operates approximately 2,565 miles of intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates two gas processing plants and a treating facility in Velma, Elk City and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,500 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact pschreiber@atlaspipelinepartners.com.
Atlas America, Inc. (NASDAQ:ATLS), the parent company of Atlas Pipeline Partners, L.P.’s general partner and owner of 1,641,026 units of limited partner interest of APL, is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at pschreiber@atlasamerica.com.
Statements made in this release include forward-looking statements, which involve substantial risks and uncertainties. The Partnership’s actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of certain factors, including competition within the energy industry, climactic conditions and the price of gas in the Appalachian and Mid-Continent areas, actual versus projected volumetric production from wells connected to the Partnership’s gas-gathering pipeline system, and the cost of supplies and services in the energy industry.

ATLAS PIPELINE PARTNERS, L.P.
Financial Summary
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Years Ended
INCOME STATEMENT	December 31,		December 31,
	2005	2004	2005	2004
Revenue:
Natural gas and liquids	$122,029	$42,061	$340,297	$72,109
Transportation and compression — affiliates	7,899	5,432	24,346	18,724
Transportation and compression — third parties	5,909	24	5,963	76
Interest income and other	542	100	894	382

Total revenue and other income	136,379	47,617	371,500	91,291

Costs and expenses:
Natural gas and liquids	103,602	34,119	288,180	58,707
Plant operating	3,315	1,101	10,557	2,032
Transportation and compression	1,884	551	4,053	2,260
General and administrative	4,062	1,382	11,825	3,562
Compensation reimbursement — affiliates	418	360	1,783	1,081
Loss (gain) on arbitration settlement, net	—	(4,444)	138	(1,457)
Depreciation and amortization	5,459	2,339	13,954	4,471
Interest	5,697	1,099	14,175	2,301
Minority interest in NOARK	1,083	—	1,083	—

Total costs and expenses	125,520	36,507	345,748	72,957

Net income	10,859	11,110	25,752	18,334
Premium on preferred unit redemption	—	—	—	(400)

Net income attributable to partners	$10,859	$11,110	$25,752	$17,934

Allocation of net income attributable to partners:
Limited partners’ interest	$7,352	$9,759	$16,355	$14,864
General partner’s interest	3,507	1,351	9,397	3,070

Net income attributable to partners	$10,859	$11,110	$25,752	$17,934

Net income attributable to partners per limited partner unit:
Basic	$0.70	$1.35	$1.86	$2.53

Diluted	$0.69	$1.35	$1.84	$2.53

Weighted average limited partner units outstanding:
Basic	10,535	7,205	8,808	5,866

Diluted	10,638	7,216	8,872	5,870

Capital expenditure data:
Maintenance capital expenditures	$812	$672	$1,922	$1,516
Expansion capital expenditures	17,167	4,952	50,576	8,527

Total	$17,979	$5,624	$52,498	$10,043

	December 31,
Balance Sheet Data (at period end):	2005	2004
Cash and cash equivalents	34,237	18,214
Total assets	742,726	216,785
Total debt	298,625	54,452
Total partners’ capital	329,510	136,704

ATLAS PIPELINE PARTNERS, L.P.
Segment Information
(in thousands — unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Mid-Continent:
Revenue
Natural gas and liquids	$122,029	$42,061	$340,297	$72,109
Transportation and compression	5,880	—	5,880	—
Interest income and other	436	36	513	60

Total revenue and other income	128,345	42,097	346,690	72,169

Costs and expenses
Natural gas and liquids	103,602	34,119	288,180	58,707
Plant operating	3,315	1,101	10,557	2,032
Transportation and compression	952	—	952	—
General and administrative	3,068	454	7,375	1,088
Depreciation and amortization	4,710	1,795	11,307	2,408
Minority interest in NOARK	1,083	—	1,083	—

Total costs and expenses	116,730	37,469	319,454	64,235

Segment profit	$11,615	$4,628	$27,236	$7,934

Appalachia:
Revenue
Transportation and compression	$7,928	$5,456	$24,429	$18,800
Interest income and other	106	64	381	322

Total revenue and other income	8,034	5,520	24,810	19,122

Costs and expenses
Transportation and compression	932	551	3,101	2,260
General and administrative	707	644	3,117	1,777
Depreciation and amortization	749	544	2,647	2,063

Total costs and expenses	2,388	1,739	8,865	6,100

Segment profit	$5,646	$3,781	$15,945	$13,022

Reconciliation of segment profit to net income:
Segment profit
Mid-Continent	$11,615	$4,628	$27,236	$7,934
Appalachia	5,646	3,781	15,945	13,022

Total segment profit	17,261	8,409	43,181	20,956
Corporate general and administrative expense	(705)	(644)	(3,116)	(1,778)
Interest expense	(5,697)	(1,099)	(14,175)	(2,301)
Loss (gain) on arbitration settlement, net	—	4,444	(138)	1,457

Net income	$10,859	$11,110	$25,752	$18,334

ATLAS PIPELINE PARTNERS, L.P.
(in thousands — unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Reconciliation of net income to non-GAAP measures(1):
Net income attributable to partners	$10,859	$11,110	$25,752	$17,934
Depreciation and amortization	5,459	2,339	13,954	4,471
Minority interest share of depreciation and amortization and interest expense for NOARK	(735)	—	(735)	—
Interest expense	5,697	1,099	14,175	2,301

EBITDA	21,280	14,548	53,146	24,706

Interest expense	(5,697)	(1,099)	(14,175)	(2,301)
Minority interest share of interest expense for NOARK	490	—	490	—
Non-cash compensation expense	1,863	358	4,672	700
Amortization of deferred financing costs (included within interest expense)	399	237	2,140	400
Maintenance capital expenditures	(812)	(672)	(1,922)	(1,516)

Distributable cash flow	17,523	13,372	44,351	21,989
Loss (gain) on arbitration settlement	—	(4,444)	138	(1,457)

Adjusted distributable cash flow	$17,523	$8,928	$44,489	$20,532

(1)	EBITDA, distributable cash flow and adjusted distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission (“SEC”). Management of the Partnership believes that EBITDA, distributable cash flow and adjusted distributable cash flow provide additional information for evaluating the Partnership’s ability to make distributions to its unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within the Partnership’s financial covenants under its credit facility. EBITDA, distributable cash flow and adjusted distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Reconciliation of net income to adjusted net income:
Net income	$10,859	$11,110	$25,752	$18,334
Loss (gain) on arbitration settlement, net	—	(4,444)	138	(1,457)

Adjusted net income	10,859	6,666	25,890	16,877

Premium on preferred unit redemption	—	—	—	(400)

Adjusted net income attributable to partners	$10,859	$6,666	$25,890	$16,477

Adjusted net income attributable to partners per limited partner unit:
Basic	$0.70	$0.75	$1.87	$2.29

Diluted	$0.69	$0.75	$1.86	$2.29

Weighted average limited partner units outstanding:
Basic	10,535	7,205	8,808	5,866

Diluted	10,638	7,216	8,872	5,870

ATLAS PIPELINE PARTNERS, L.P.
Operating Highlights

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Mid-Continent — Velma System(1)
Gas
Gross natural gas gathered — mcf/day	61,093	57,222	67,075	56,441
Gross natural gas processed — mcf/day	56,475	55,586	62,538	55,202
Gross residue natural gas — mcf/day	46,160	43,577	50,880	42,659
Natural Gas Liquid
Gross NGL sales — barrels/day	6,141	5,700	6,643	5,799
Condensate
Gross condensate sales — barrels/day	219	170	256	185

Mid-Continent — Elk City System(2)
Gas
Gross natural gas gathered — mcf/day	266,280	—	250,717	—
Gross natural gas processed — mcf/day	124,196	—	119,324	—
Gross residue natural gas — mcf/day	113,935	—	109,553	—
Natural Gas Liquid
Gross NGL sales — barrels/day	5,277	—	5,303	—
Condensate
Gross condensate sales — barrels/day	137	—	127	—

Mid-Continent — NOARK(3)
Throughput — mcf/day	255,777	—	255,777	—

Appalachia
Throughput — mcf/day	56,391	55,125	55,204	53,343
Average transportation rate per mcf	$1.53	$1.08	$1.21	$0.96

(1)	Included from its date of acquisition on July 16, 2004.

(2)	Included from is date of acquisition on April 14, 2005.

(3)	Included from its date of acquisition on October 31, 2005.

Mcf — thousand cubic feet